Exhibit 99.1

For Oscient Pharmaceuticals

Investor Contact:

Christopher Taylor

781-398-2466

Media Contact:

Sarah Emond

781-398-2544

Oscient Pharmaceuticals and Menarini Group Enter into European

Commercialization Agreement for FACTIVE Tablets

— Leading European pharmaceutical company joins global commercialization effort —

Waltham, Mass., January 4, 2007 – Oscient Pharmaceuticals Corporation (Nasdaq: OSCI) has granted the commercialization rights to FACTIVE® (gemifloxacin mesylate) tablets in Europe to Menarini Group, a leading European pharmaceutical company based in Italy. Menarini, with broad sales and marketing coverage throughout Europe, has the fourth largest pharmaceutical sales force in Europe and is second largest in terms of calls to primary care physicians.

“With this agreement, we have successfully granted FACTIVE commercialization rights in all of our licensed territories to leading pharmaceutical companies – a key step in building FACTIVE as a global brand,” stated Steven M. Rauscher, President and Chief Executive Officer of Oscient Pharmaceuticals. “Menarini, with regulatory and marketing expertise that has helped build a portfolio of 57 products, is one of the fastest growing pharmaceutical companies in Europe and is extremely well-positioned to pursue approval and launch FACTIVE into the European market.”

In exchange for European rights, Menarini has agreed to make an upfront payment, as well as a series of payments upon achievement of regulatory, reimbursement and sales milestones. In addition, Menarini will pay Oscient for product supply at a transfer price that includes product costs and compensation to Oscient. Menarini will pursue European regulatory approval in coordination with Oscient and will have access to the clinical trial dossier for FACTIVE and the post-marketing data from use in the U.S. market. As part of the regulatory collaboration, Oscient will reimburse Menarini for regulatory expenses up to an agreed limit. Additional financial terms were not disclosed.

Oscient licensed the rights to commercialize FACTIVE in North America and Europe from LG Life Sciences. As recently announced, Oscient has restructured its license agreement with LG Life Sciences to include over 40 countries in Europe, including all of the current members of the European Union. The antibiotic market in Europe is estimated at $5 billion, with France, Germany, Italy and Spain representing the largest markets. FACTIVE is not currently approved for use in Europe. In 2006, Oscient forged partnerships for the commercialization of the drug in Mexico and Canada. Pfizer, S.A. de C.V. has launched FACTIVE in Mexico and Abbott Canada is planning to launch FACTIVE in Canada early this year.

About Menarini

The Menarini Group is a privately owned pharmaceutical company headquartered in Florence, Italy. Menarini employs approximately 12,500 people, with a strong presence in Western and Eastern Europe, Asia and Central America. In addition to advancing products through internal research and development, Menarini has strong experience in seeking regulatory approval and marketing in-licensed products from a large number of pharmaceutical companies. In 2006, the Menarini Group generated revenue of $3.1 billion.

About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation is a commercial-stage biopharmaceutical company marketing two FDA-approved products with its national primary care sales force. ANTARA® (fenofibrate) capsules is indicated for the adjunct treatment of hypercholesterolemia (high blood cholesterol) and hypertriglyceridemia (high triglycerides) in combination with diet. FACTIVE® (gemifloxacin mesylate) tablets is an antibiotic approved for the treatment of acute bacterial exacerbations of chronic bronchitis and community-acquired pneumonia of mild to moderate severity. Oscient also has a novel, late-stage antibiotic candidate, Ramoplanin, under investigation for the treatment of Clostridium difficile-associated disease (CDAD).

For important information regarding the safety and use of ANTARA and FACTIVE, please see the full prescribing information available at www.antararx.com and www.factive.com.

Forward-Looking Statement

This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to (i) the possible regulatory approval of FACTIVE in Europe and the timing and nature of future European commercialization of FACTIVE, and (ii) the planned launch of FACTIVE in Canada. Forward-looking statements represent our management’s judgment regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risks include, but are not limited to (i) our ability to successfully commercialize and market ANTARA or FACTIVE due to: the limitations on our resources and experience in the commercialization of products; lack of acceptance by physicians, patients and third party payors; unanticipated safety, product liability, efficacy, or other regulatory issues; delays in recruiting and training sales personnel; problems relating to manufacturing or supply; delays in the supply of products by the third party manufacturers and suppliers on which we rely; inadequate distribution of the products by wholesalers, pharmacies, hospitals and other customers; and competition from other products; (ii) whether we will be able to expand the indications for which FACTIVE is approved; (iii) the delay in or inability to obtain additional regulatory approvals of our products and product candidates due to negative, inconclusive or insufficient results in ongoing or future clinical trials, the FDA requiring additional information or data, delays in the progress of ongoing clinical trials, safety concerns arising with respect to our products or product candidates and disputes with the third parties from whom we license our products or product candidate; (iv) delays by the FDA; (v) the Company’s inability to raise additional capital on favorable terms or at all and (vi) claims against us by third parties, including claims relating to our intellectual property position. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2006 and in other filings that we may make with the Securities and Exchange Commission from time to time.

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